                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                SONIC CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                SONIC CORP.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

Notes:

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 27, 1998



                       [Sonic - America's Drive-In Logo]



                                  SONIC CORP.

                                101 PARK AVENUE
                         OKLAHOMA CITY, OKLAHOMA 73102


To the Stockholders of Sonic Corp.

     The annual meeting of the stockholders of Sonic Corp. (the "Company") will take place in the Sunnyside Room of the Harvey Hotel near the Dallas/Ft. Worth Airport at 4545 West John Carpenter Freeway in Irving, Texas, on Tuesday, January 27, 1998, at 3:00 p.m., for the purpose of considering and acting upon the following matters:

          (1)  The election of two nominees to the Board of Directors.

          (2) The approval and ratification of the selection of independent auditors.

          (3) Any other business which properly may come before the meeting or any adjournment of the meeting.

     The Board of Directors has fixed the close of business on November 28, 1997, as the record date for the determination of the holders of the Company's voting common stock entitled to receive notice of the annual meeting and to vote at the meeting.

     To ensure the presence of a quorum at the annual meeting, please sign and promptly return the enclosed proxy card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States.

                                       By order of the Board of Directors,



                                       Ronald L. Matlock, Secretary

Oklahoma City, Oklahoma
December 12, 1997

                               PROXY STATEMENT
               FOR THE ANNUAL MEETING OF THE STOCKHOLDERS OF
                                  SONIC CORP.

                    TO BE HELD TUESDAY, JANUARY 27, 1998

                          SOLICITATION OF PROXIES

SOLICITATION

     Sonic Corp. (the "Company") is furnishing this proxy statement to the stockholders of the Company to solicit their proxies for use at the annual meeting of stockholders to take place on Tuesday, January 27, 1998, and at any adjournment of the meeting. The Company also may use the services of the Company's directors, officers and employees to solicit proxies personally or by telephone. The Company regularly retains the services of Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee, to assist with the Company's investor relations and other stockholder communications issues. Corporate Communications, Inc. may assist in the solicitation of the proxies and will not receive any additional compensation for those services. The Company will bear all of the costs of preparing, printing, assembling and mailing this proxy statement and the proxy card and all of the costs of the solicitation of the proxies.

REIMBURSEMENT OF NOMINEES

      The Company will reimburse any bank, broker-dealer, or other custodian, nominee or fiduciary for its reasonable expenses incurred in completing the mailing of proxy materials to the beneficial owners of the Company's voting common stock.

REVOCATION OF PROXY

     Any stockholder giving his proxy may revoke it at any time before its exercise by notifying Ronald L. Matlock, Secretary of the Company, by telecopy or in writing. The persons named on the proxy card will vote the proxies at the annual meeting, if received in time and not revoked.

MAILING OF PROXY STATEMENT AND PROXY CARD

     The Company has had this proxy statement and the proxy card mailed to its stockholders on or about December 12, 1997.

STOCKHOLDER PROPOSALS

     In order for the Company to include a stockholder proposal in the proxy materials for the next annual meeting of stockholders, a stockholder must deliver the proposal to the Secretary of the Company no later than August 14, 1998.

                        VOTING RIGHTS AND PROCEDURE

     Only the record holders of shares of the voting common stock of the Company as of the close of business on November 28, 1997, will have the right to vote at the annual meeting. As of the close of business on that date, the Company had 12,793,005 shares of common stock issued and outstanding (excluding 807,080 shares of common stock held as treasury stock). Each stockholder of record will have one vote for each share of common stock of the Company that the stockholder owned as of the record date. All shares of common stock may vote on all matters coming before the annual meeting, and a majority of all of the outstanding shares of common stock of the Company entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum for the meeting. The Company will treat all abstentions and nominee non-votes as present or represented at the meeting for the purposes of determining whether a quorum exists for the meeting.

                            ELECTION OF DIRECTORS

GENERAL

     The Board of Directors proposes the election of two directors. Each of the nominees, if elected, will hold office for a term of three years and until the stockholders elect his qualified successor. All of the nominees currently serve as directors of the Company. If any of the nominees become unable or unwilling to accept the election or to serve as a director (an event which the Board of Directors does not anticipate), the person or persons named in the proxy will vote for the election of the person or persons recommended by the Board of Directors.

     The certificate of incorporation and bylaws of the Company provide for the division of the Board of Directors into three classes, each class consisting (as nearly as possible) of one-third of the whole. The term of office of one class of directors expires each year, with each class of directors being elected for a term of three years and until the stockholders elect their qualified successors. The Company's bylaws provide that the Board of Directors by resolution from time to time may fix the number of directors that shall constitute the whole Board of Directors. The Board of Directors currently has set the number of directors at nine.

     Unless the context indicates otherwise, the term "Company," when used in this proxy statement, refers to Sonic Corp. and its subsidiaries.

NOMINEES

     The following table sets forth the name, principal occupation, age, year in which the individual first became a director, and year in which the director's term will expire (if elected) for each nominee for election as a director at the annual meeting of stockholders.

     NAME AND                     FIRST BECAME       TERM
     PRINCIPAL OCCUPATION         A DIRECTOR         EXPIRES      AGE
     --------------------         ------------       -------      ---

     J. Clifford Hudson(1)        August, 1993         2001        43
     Robert M. Rosenberg(2)       April, 1993          2001        59

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE TWO NOMINEES FOR ELECTION AS A DIRECTOR.

--------------------
     (1) Mr. Hudson has served as President and Chief Executive Officer of the Company since April of 1995 and has served as a director of the Company since August of 1993. He served as President and Chief Operating Officer of the Company from August of 1994 until April of 1995, and he served as Executive Vice President and Chief Operating Officer from August of 1993 until August of 1994. From August of 1992 until August of 1993, Mr. Hudson served as Senior Vice President and Chief Financial Officer of the Company. Since October of 1994, Mr. Hudson has served as Chairman of the Board of the Securities Investor Protection Corporation, the federally-chartered organization which serves as the insurer of customer accounts with brokerage firms.

     (2) Mr. Rosenberg has served as President and Chief Executive Officer of Allied Domecq Retailing USA ("Allied") since May of 1993. Allied is the parent of Dunkin' Donuts, Inc. and Baskin-Robbins, Inc. Mr. Rosenberg served as President and Chief Executive Officer of Dunkin' Donuts, Inc. from 1963 until May of 1993, and he served as President and Chief Executive Officer of Baskin-Robbins, Inc. from December of 1992 until May of 1993. Mr. Rosenberg currently serves as a director of Allied and as an honorary director of the National Restaurant Association (the "NRA"), as well as a trustee of the NRA's educational foundation. Mr. Rosenberg is a past president of the International Franchise Association.

OTHER DIRECTORS

     The following table sets forth the name, principal occupation, age, year in which the individual first became a director, and year in which the director's term will expire for each director who will continue as a director after the annual meeting.

     NAME AND                     FIRST BECAME       TERM
     PRINCIPAL OCCUPATION         A DIRECTOR         EXPIRES      AGE
     --------------------        ------------        -------      ---

     Dennis H. Clark(1)          April, 1992           2000        51
     Leonard Lieberman(2)        December, 1988        2000        68
     H. E. "Gene" Rainbolt(3)    January, 1996         1999        68
     Frank E. Richardson(4)      March, 1991           2000        58
     E. Dean Werries(5)          March, 1991           1999        68

--------------------
     (1) Mr. Clark has served as President of Encore Restaurants, Inc., a franchisee of the Company, since November of 1992. Mr. Clark served as President of Sonic Restaurants, Inc., the Company's restaurant operations subsidiary, from March of 1987 until October of 1994.

     (2) Mr. Lieberman served as the Chief Executive Officer and a director of Supermarkets General Corporation from 1983 to 1987. From 1987 to the present, Mr. Lieberman has devoted his time to private investments. From January through April of 1991, Mr. Lieberman served as Chairman, President and Chief Executive Officer of Outlet Communications, Inc. Mr. Lieberman serves as a director of Celestial Seasonings, Inc.; La Petite Academy, Inc.; Republic National Bank of New York; and Republic New York Corporation.

     (3) Mr. Rainbolt has served as Chairman of the Board of BancFirst Corp. of Oklahoma City, Oklahoma, since 1989. From 1985 to 1989, Mr. Rainbolt served as Chairman of the Board of United Community Corp., a bank holding company in Oklahoma City, Oklahoma, and a predecessor of BancFirst Corp. From 1974 to 1985, he served as Chairman of the Board of Federal National Bank of Shawnee, Oklahoma.

     (4) Mr. Richardson has served since June of 1995, as Chairman of F. E. Richardson & Co., Inc. of New York City, a firm specializing in acquisitions and investments in growth companies. From 1986 to June of 1995, Mr. Richardson served as President of Wesray Capital, a firm which also specialized in acquisitions and investments in growth companies.

     (5) Mr. Werries has served as Chairman of the Board of the Company since April of 1995 and as a director of the Company since March of 1991. From 1988 through October of 1993, he served as the Chief Executive Officer of Fleming Companies, Inc. ("Fleming"), a wholesale food distribution company, and served as Chairman of the Board of Directors of Fleming from 1989 through April of 1994. Mr. Werries is a past Chairman of the Food Marketing Institute in Washington, D.C. He is a director of Carr-Gottstein Foods Co., a retail grocery company.

CHAIRMAN EMERITUS OF THE BOARD OF DIRECTORS

     Troy Smith, Sr., founder of the Company, has served as Chairman Emeritus of the Board of Directors since May of 1991. As Chairman Emeritus, Mr. Smith has the right to attend and participate on a non-voting basis at all meetings of the Board of Directors and receives the same director fees as the directors.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company has a Nominating Committee, an Audit Committee, a Compensation Committee, a Franchise Relations Committee, and a Stock Plan Committee.

     NOMINATING COMMITTEE. The Nominating Committee's function consists of nominating individuals to serve as directors of the Company. On November 11, 1997, the Nominating Committee met and nominated the two individuals named above for election as directors at the annual meeting of stockholders. The members of the Nominating Committee consist of all of the directors of the Company. The Nominating Committee held one meeting during the Company's last fiscal year. The Nominating Committee will consider nominees recommended by the Company's stockholders. In order to recommend a nominee for the next annual meeting, stockholders must deliver the recommendation in writing to the Company on or before August 15, 1998, addressed to the attention of Ronald L. Matlock, Secretary of the Company, and must provide the full name, address, and business history of the recommended nominee.

     AUDIT COMMITTEE. The Audit Committee's functions include (a) reviewing and recommending to the Board of Directors (subject to stockholder approval) the independent auditors selected to audit the Company's financial statements, including the review and approval of the fees charged for all services by the independent auditors; (b) reviewing the scope of the annual audit plan; (c) reviewing the audited financial statements of the Company;
(d) reviewing the management letter comments from the Company's independent auditors, including management's responses and plans of action; (e) reviewing the proposed annual audit plan and objectives, quarterly reports of audit activity, and adequacy of staff; (f) reviewing from time to time the Company's general policies and procedures with respect to auditing, accounting, and the application of financial resources; (g) reviewing any other matters and making special inquiries and investigations referred to it by the Board of Directors; and (h) making other recommendations to the Board of Directors as the committee may deem appropriate. The members of the Audit Committee are H. E. Rainbolt (Chairman), Robert M. Rosenberg, and E. Dean Werries. W. Scott McLain, Vice President, Chief Financial Officer, and Treasurer of the Company, serves as a non-voting, ex-officio member of the committee. The Audit Committee held four meetings during the Company's last fiscal year.

     COMPENSATION COMMITTEE. The Compensation Committee's functions include reviewing and making recommendations to the Board of Directors concerning the base salary, annual incentive bonus awards, and other compensation awards to the executive officers of the Company. The members of the Compensation Committee are Leonard Lieberman (Chairman), Frank E. Richardson, and J. Clifford Hudson. The Compensation Committee held three meetings during the Company's last fiscal year.

     FRANCHISE RELATIONS COMMITTEE. The Franchise Relations Committee's functions include establishing and reviewing policies affecting franchisees of the Company. The members of the Board on the Franchise Relations Committee are Robert M. Rosenberg (Chairman), Dennis H. Clark, and J. Clifford Hudson. The franchisee representatives on the committee are Roger Carpenter, Chuck Harrison, Jack Hartnett, Ted Kergan, Ralph Mason, and Bobby Merritt. The Franchise Relations Committee held no meetings during the Company's last fiscal year.

     STOCK PLAN COMMITTEE. The Stock Plan Committee's functions include administering the Company's various stock option, stock incentive, and stock purchase plans. The members of the Stock Plan Committee are Leonard Lieberman (Chairman), Frank E. Richardson, and E. Dean Werries. The Stock Plan Committee held four meetings during the Company's last fiscal year.

     MEETINGS OF THE BOARD OF DIRECTORS. The Board of Directors of the Company held six meetings during the Company's last fiscal year. During that period, no incumbent director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of all committees on which he served.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth the compensation paid for the last three fiscal years to the Company's chief executive officer and the Company's four other most highly compensated executive officers for all services rendered in all capacities to the Company and its subsidiaries.

                                                                                      LONG-TERM
                                                   ANNUAL COMPENSATION               COMPENSATION
                                         ----------------------------------------    ------------
                                                                     OTHER            SECURITIES   ALL OTHER
                                                                     ANNUAL           UNDERLYING    COMPEN-
                                                                     COMPEN-          STOCK         SATION
NAME AND PRINCIPAL POSITION      YEAR    SALARY($)    BONUS($)(1)    SATION($)(2)     OPTIONS(#)     ($)(3)
---------------------------      ----    ---------    -----------    ------------     -----------  ---------
J. Clifford Hudson               1997     264,583       111,438          ---            22,917        5,328
  President and Chief            1996     241,667        59,375          ---            33,654        4,779
    Executive Officer            1995     185,423        96,250          ---            15,146        6,042

Kenneth L. Keymer                1997     188,750        61,849          ---            21,375      106,105
  President of Sonic             1996      10,669             0          ---            20,000            0
   Industries Inc.               1995           0             0          ---                 0            0

Michael R. Shumsky               1997     181,667        55,941          ---            14,250        5,741
  President of Sonic             1996     166,667        27,133          ---            20,596       28,871
   Restaurants, Inc.             1995     154,924        60,050          ---            24,923       42,045

Pattye Moore                     1997     137,500        45,571          ---            11,250        4,941
  Senior Vice President of       1996     113,333        29,367          ---            13,462        4,249
    Marketing and Brand          1995      94,651        33,498          ---            10,818        3,516
    Development

Ronald L. Matlock                1997     143,733        42,332          ---            16,470        1,524
 Vice President, General         1996      64,167         9,290          ---            20,000            0
   Counsel and Secretary         1995           0             0          ---                 0            0

     (1) The amounts include incentive bonus awards granted pursuant to the incentive bonus program described under "Report on Executive Compensation," as well as a Christmas bonus equal to one-half month's base salary.

     (2) The amount of other annual compensation did not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported for the named individual.

     (3) The amounts include the Company's matching contribution to the Company's defined contribution plan, premiums for life insurance, and moving expenses paid on behalf of the named individuals. During the last fiscal year, the Company made matching contributions to the Company's 401(k) defined contribution plan in the amount of $4,125 for Mr. Hudson, $4,517 for Mr. Shumsky, $4,692 for Ms. Moore, and $732 for Mr. Matlock. During the last fiscal year, the Company paid life insurance premiums in the amount of $1,203 for Mr. Hudson, $1,224 for Mr. Shumsky, $600 for Mr. Keymer, $249 for Ms. Moore, and $792 for Mr. Matlock. The Company reimbursed Mr. Keymer for $105,505 in moving and relocation expenses incurred in connection with his relocation to Oklahoma City during the last fiscal year.

     STOCK OPTION TABLE. The following table sets forth information regarding the stock options granted during the last fiscal year to the Company's chief executive officer and the other executive officers named above.

                                                                                POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                         NUMBER OF      PERCENT OF                              ANNUAL RATES OF
                         SECURITIES     TOTAL OPTIONS                           PRICE APPRECIATION
                         UNDERLYING     GRANTED TO     EXERCISE                 FOR OPTION TERM(2)
                         OPTIONS        EMPLOYEES IN   PRICE      EXPIRATION    --------------------
NAME                     GRANTED(#)(1)  FISCAL YEAR    ($/SH)(1)  DATE          5%($)        10%($)
----                     -----------    -------------  --------   ----------    -----        ------
J. Clifford Hudson         22,917          6.5%         $18.00     5/8/2007    $259,420     $657,489
Kenneth L. Keymer          21,375          6.0%          18.00     5/8/2007     241,965      613,249
Michael R. Shumsky         14,250          4.0%          18.00     5/8/2007     161,310      408,833
Pattye T. Moore            11,250          3.2%          18.00     5/8/2007     127,350      322,763
Ronald L. Matlock          16,470          4.7%          18.00     5/8/2007     186,440      472,524

-------------

     (1) The exercise price of each option exceeded the market value of the Company's common stock (based on the average of the closing bid and ask price) at the date of grant of $15.125 per share. Each option becomes exercisable with regard to one-third of the shares of common stock underlying the option on each of the three anniversary dates of the grant of the option.

     (2) The assumed annual rates of 5% and 10% would result in the Company's common stock price increasing during the 10-year term of the option from the $18.00 per share exercise price to $29.32 and $46.69, respectively.

     OPTION EXERCISES AND YEAR END VALUE TABLE. The following table sets forth information regarding stock options exercised during the last fiscal year by the Company's chief executive officer and the other individuals named above and the value of unexercised stock options as of the end of the last fiscal year.

                                                                               VALUE OF
                                                             NUMBER OF         UNEXERCISED
                                                             UNEXERCISED       IN-THE-MONEY
                                                             OPTIONS AS OF     OPTIONS AS OF
                                                             FISCAL YEAR END   FISCAL YEAR END
                         SHARES ACQUIRED                     EXERCISABLE/      EXERCISABLE/
NAME                     ON EXERCISE(#)   VALUE REALIZED($)  UNEXERCISABLE(#)  UNEXERCISABLE($)
----                     ---------------  -----------------  ----------------  ----------------
J. Clifford Hudson               0             $  0               112,451         $679,199
                                                                   50,401          183,241
Kenneth L. Keymer                0                0                 6,667           19,168
                                                                   34,708          126,504
Michael R. Shumsky               0                0                57,673          468,505
                                                                   36,287          138,087
Pattye T. Moore                  0                0                54,939          336,584
                                                                   23,830           89,497
Ronald L. Matlock                0                0                 6,667           19,168
                                                                   29,803          106,271

     COMPENSATION OF DIRECTORS. During the last fiscal year, the Company compensated the non-management directors for their services in the amount of $10,000 per year, plus $1,000 for every meeting of the Board of Directors attended. The Company also paid Mr. Werries $2,500 a month for his services as Chairman of the Board of Directors. The Company did not pay any additional fees to directors for serving on its standing committees. The Company does not compensate directors who also serve as an officer or employee of the Company or its subsidiaries for their services as a director. The 1991 Sonic Corp. Directors' Stock Option Plan provides for the grant of 10-year, non-qualified stock options to purchase 15,000 shares of common stock of the Company to each non-management director of the Company upon the individual's initial election as a director. The exercise price of the stock options equals the market value of the common stock at the date of the grant, and the stock options become exercisable with regard to one-third of the shares of common stock underlying the option on each of the first three anniversary dates of the grant of the stock option. Pursuant to that plan, the Company previously granted options to purchase 15,000 shares of common stock of the Company at $10.00 per share to Messrs. Lieberman, Richardson and Werries; options to purchase 15,000 shares of common stock at $13.83 per share to Robert M. Rosenberg; and options to purchase 15,000 shares of common stock at $17.25 per share to Messrs. Clark and Rainbolt.

     TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS. The Company has employment contracts with J. Clifford Hudson, its President and Chief Executive Officer, and the other members of its senior management. Mr. Hudson's contract, which expires in August of 1999 (and which automatically extends each year for one additional year to maintain successive terms of two years unless specifically terminated or not renewed by the Company), provides that, if the Company terminates Mr. Hudson's employment other than for cause or fails to renew his contract, he will receive his base compensation for a 24-month period after termination (at an annualized base of $275,000 as of August 31, 1997). Mr. Hudson's contract defines "cause" as (1) the willful and intentional failure substantially to perform his duties (other than because of physical or mental incapacity), (2) the commission of an illegal act in connection with his employment, or (3) the commission of any act which falls outside the ordinary course of his responsibilities and which exposes the Company to a significant level of undue liability. A determination of "cause" requires the affirmative vote of at least two-thirds of all members of the Board of Directors. The contracts for Messrs. Shumsky, Keymer and Matlock, for Ms. Moore, and for the other officers of the Company expire in August of 1998 (and automatically renew for successive one-year terms unless specifically terminated or not renewed by the Company). Those contracts provide for six to 12 months' salary upon termination of employment other than for cause. The contracts for all of the foregoing officers contain the same definition of "cause" as Mr. Hudson's contract.

     The contracts for all of the foregoing officers also provide that, upon a change in control of the Company, if the Company terminates the officer's employment other than for cause or violates any term of the contract, the Company must pay the officer a lump sum equal to a specified multiple of the officer's then current salary, not to exceed the maximum payable without a loss of the deduction under Section 280(g) of the Internal Revenue Code. The specified multiple equals two times the amount of their annual salary for all of the officers of the Company, except for Mr. Hudson (who would receive three times his salary). The same lump sum provision applies if the officer should resign for "good reason," which includes (without limitation) the occurrence without the officer's consent after a change in control of the Company of (1) the assignment to the officer of duties inconsistent with the officer's office with the Company, (2) a change in the officer's title or office with the Company, or (3) a reduction in the officer's salary. The officers' contracts generally define a "change in control" to include any consolidation or merger of the Company in which the Company does not continue or survive or pursuant to which the shares of capital stock of the Company convert into cash, securities or other property; any sale, lease, exchange or transfer of all or substantially all of the assets of the Company; the acquisition of 50% or more of the outstanding capital stock of the Company by any person; or, a change in the make-up of the Board of Directors of the Company during any period of two consecutive years, pursuant to which individuals who at the beginning of the period made up the entire Board of Directors of the Company cease for any reason to constitute a majority of the Board of Directors, unless at least two-thirds of the directors then and still in office approved the nomination of the new directors.

     Other than the foregoing agreements, the Company has no compensatory plan or arrangement with respect to its executive officers which would result from the resignation, retirement or termination of any executive officer's employment with the Company, from a change in control of the Company, or from a change in an executive officer's responsibilities following a change in control of the Company.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Leonard Lieberman, Frank E. Richardson, and J. Clifford Hudson served on the Company's Compensation Committee during the last fiscal year. Other than Mr. Hudson, who serves as the Company's President and Chief Executive Officer, no person who served on the Compensation Committee during the last fiscal year had any relationship with the Company requiring disclosure under this heading.

                       REPORT ON EXECUTIVE COMPENSATION

     The following joint report of the Compensation Committee and Stock Plan Committee of the Board of Directors describes the committees' compensation policies with regard to the Company's executive officers for the last fiscal year, including the specific relationship of corporate performance to executive compensation. The report also discusses the committees' bases for the chief executive officer's compensation for the last fiscal year, including the factors and criteria upon which the committees based that compensation. As described above under "Committees and Meetings of the Board of Directors," the Compensation Committee's functions include reviewing and making recommendations to the Board of Directors concerning the base salary, annual incentive bonus awards, and other compensation awards to the Company's chief executive officer and other executive officers of the Company. The Stock Plan Committee's functions include the administration of the Company's employee stock option plan and the granting of stock options under that plan.

     The following report shall not constitute a document deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the information by reference, and the report shall not constitute information otherwise deemed filed under either of those acts.

INDEPENDENT COMPENSATION CONSULTANT REPORT

     The Company for several years has retained an independent compensation consultant to advise the Company on the structure and competitiveness of the Company's executive compensation program and to recommend programs appropriate for the Company in the areas of salary, annual incentive programs, long-term incentives, and benefits and employment contract provisions. In conducting its initial review, the consultant interviewed the senior executive officers of the Company, as well as the members of the Compensation Committee; identified a peer group of 11 comparable multi-outlet restaurant companies; and analyzed the cash compensation, stock option and long-term incentive programs, and employment contract provisions available in that peer group according to available proxy statement information, as well as compensation data from other published surveys. Since the initial review, the Company has obtained annual updates of the review and report to the Company. The results of the original and updated reviews showed and continue to show that the total compensation of the Company's executive officers falls below the average level of total compensation of the peer group executive officers. The Company and the Compensation Committee intend to continue to work with the consultant to develop appropriate changes to the Company's executive compensation program.

COMPENSATION POLICY AND OVERALL OBJECTIVES

     In order to attract, retain and motivate superior executive talent, the Compensation Committee seeks to maintain compensation programs competitive with those provided by leading companies in the multi-unit restaurant business with similar size and business focus as the Company. The committee has adopted a compensation strategy to provide (1) base salaries which are competitive but not above industry averages, (2) above-average total annual cash opportunities, through incentives based on operating results, (3) significant long-term incentives based on stock appreciation, and (4) other benefits for executives which are competitive but not above industry norms.

     The primary components of the Company's executive compensation package consist of base salary, annual incentive bonus awards, stock option awards, and restricted stock awards.

     The Company intends to take any actions which may become necessary in order to comply with the $1 million limitation on compensation deductions under the Internal Revenue Code of 1986, as amended.

DISCUSSION OF COMPENSATION COMPONENTS

     BASE SALARY. In reviewing each executive officer's base salary, the Compensation Committee takes into consideration the executive officer's responsibilities and performance, salaries for comparable positions at other companies, and fairness issues relating to pay for other Company executives. In making salary recommendations or decisions, the committee exercises its discretion and judgment based on those factors. The committee does not apply any specific formula to determine the weight of each factor.

     INCENTIVE BONUS AWARDS. The Company has adopted an incentive bonus plan, which covers all of the Company's executive officers, as well as other mid-level management personnel. Under the plan, the Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors. Achievement of the net income target set forth in the annual business plan may result in the payment of incentive payments equal to a percentage of the base salary of the covered officer (50% for Mr. Hudson and 35% for Messrs. Shumsky, Keymer and Matlock and Ms. Moore). Under the plan, the committee may award up to 50% of the incentive payments if the Company achieves 85% of the annual business plan and may award up to 100% of the incentive payments as the percentage of net income achieved increases from 85% to 100%. The plan also allows the committee to increase the incentive payments ratably to the extent the Company exceeds the net income target. The committee has the discretion whether and in what amounts to award any incentive bonuses.

     STOCK OPTION GRANTS. The 1991 Sonic Corp. Stock Option Plan is a stock-based incentive compensation plan under which employees selected by the Stock Plan Committee may receive awards in the form of stock options. Under that plan, selected employees may receive an annual grant of stock options to purchase a number of shares of common stock computed by (1) dividing the employee's annual salary and bonus by the current market price of the common stock and (2) multiplying that amount by a factor ranging from zero to two. The Stock Plan Committee grants special stock option awards to new members of management whose position with the Company qualifies them for participation in the plan and for existing members of management who may have received a promotion. In selecting the multiplier for an award of stock options to a specific individual, the committee takes into account the existing number of options and shares of common stock already owned by the individual and, therefore, will use a lower multiplier for an individual already owning a substantial number of options or shares of common stock.

     STOCK INCENTIVE PLAN. In November of 1995, the Stock Plan Committee adopted and the Board of Directors approved the Stock Incentive Plan. Under that plan, the Company may issue up to 120,000 shares of common stock of the Company to key employees selected for participation in the plan by the Stock Plan Committee, which administers the plan. Participants in the Stock Incentive Plan receive awards of shares of restricted common stock (the "Restricted Stock"), subject to not vesting if the Company fails to achieve certain annual performance criteria. As the Company achieves the performance criteria, the portion of the award tied to the criteria will vest. Until the Restricted Stock vests, an escrow agent will hold the Restricted Stock. However, the participant will have the right to vote the Restricted Stock and receive any dividends on the stock. If the Company does not achieve the performance criteria, the portion of the award tied to that criteria will not vest and the right to receive dividends and to vote that portion of the Restricted Stock will terminate. Upon vesting, all restrictions on the vested portion will terminate and the participant will have the right to receive certificates representing the shares of vested Restricted Stock.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Hudson has served as President and Chief Executive Officer of the
Company since April 11, 1995.   On January 22, 1997, the Compensation Committee
met and set Mr. Hudson's annual compensation at $275,000. The committee considered the results of the most recent update of the Company's independent compensation consultant regarding the range of compensation for the chief executive officers of the Company's competitive peer group and set Mr. Hudson's level of compensation below the average of that group. On May 9, 1997, the Stock Plan Committee granted Mr. Hudson options to purchase 22,917 shares of common stock, consistent with the standard formula described above. On November 11, 1997, the Compensation Committee approved the award of 73% of Mr. Hudson's potential incentive bonus for the fiscal year ended August 31, 1997, pursuant to the terms of the Company's incentive bonus plan, which percentage is consistent with the percentages approved for the other executive officers of the Company, after taking into account the earnings of the Company for that year and the sources of those earnings.

     Respectfully Submitted,

     The Compensation Committee              The Stock Plan Committee

     /s/ Leonard Lieberman, Chairman         /s/ Leonard Lieberman, Chairman
     /s/ J. Clifford Hudson                  /s/ Frank E. Richardson
     /s/ Frank E. Richardson                 /s/ E. Dean Werries

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's common stock with the cumulative total returns on two published indices - the Center for Research in Securities Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. Companies) ("Nasdaq U.S. Stocks") and the CRSP Index for Nasdaq Retail Trade Stocks ("Nasdaq Retail Stocks"), since the Company became public in February of 1991. The graph assumes a $100 investment on February 28, 1991, in the Company's common stock and in the stocks comprising the two identified indices. "Cumulative total return" means the appreciation in stock price, plus dividends paid, assuming the reinvestment of all dividends.

     The following graph shall not constitute a document deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the information by reference, and the graph shall not constitute information otherwise deemed filed under either of those acts.

                                   [GRAPH]

                        02/28/91   08/30/91   08/31/92   08/31/93   08/31/94   08/31/95   08/30/96   08/29/97
                        --------   --------   --------   --------   --------   --------   --------   --------
Sonic Corp.              100.000    183.000    176.000    210.000    152.000    246.000    282.000    265.500
NASDAQ Market (U.S.)     100.000    117.254    127.164    167.754    174.615    235.158    265.178    369.968
NASDAQ Retail Stocks     100.000    129.270    125.336    147.705    147.095    161.715    187.926    211.995

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     CERTAIN BENEFICIAL OWNERS. The following table shows the total number and percentage of the outstanding shares of the Company's voting common stock beneficially owned as of November 28, 1997, with respect to each person (including any "group" as used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) the Company knows to have beneficial ownership of more than 5% of the Company's common stock. The Company computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which includes as beneficially owned all shares of common stock which the person or group has the right to acquire within the next 60 days. Unless indicated otherwise, each stockholder holds sole voting and investment power with regard to the shares of common stock. The Company has obtained the information set forth below from the Schedule 13G's filed by the indicated persons with the Company.

                                                     NUMBER OF
     BENEFICIAL OWNER                                SHARES        PERCENT
     ----------------                                ---------     -------

     FMR Corp.(1)                                    1,555,500      13.2%
     82 Devonshire Street
     Boston, Massachusetts 02109

     Massachusetts Financial Services Company(2)       932,335       7.9%
     500 Boylston Street
     Boston, Massachusetts 02116

--------------------

     (1) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, beneficially owns 1,209,000 shares (or 10.2% of the Company's outstanding common stock) as a result of its role as an investment adviser to Fidelity Low-Priced Stock Fund (the "Fund"). The Fund has sole voting power with regard to those 1,209,000 shares of common stock. Fidelity Management Trust Company ("Fidelity Management"), another wholly-owned subsidiary of FMR Corp. and a bank, beneficially owns and has sole voting power with regard to the remaining 346,500 shares (or 2.9% of the Company's outstanding common stock) as a result of its role as an investment manage for certain institutional accounts. Fidelity, the Fund, and Fidelity Management have the same address as FMR Corp.

     (2) Of the amount shown, the reporting person has sole voting power for 886,685 shares of common stock.

     MANAGEMENT. The following table sets forth information obtained from the directors and executive officers of the Company as to their beneficial ownership of the Company's voting common stock as of November 28, 1997. The Company computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which rule includes as beneficially owned all shares of common stock which the person or group has the right to acquire pursuant to stock options exercisable within the next 60 days ("Currently Exercisable Options"). Unless indicated otherwise, each stockholder holds sole voting and investment power with regard to the shares of common stock.

                                         NUMBER OF     NUMBER OF
     BENEFICIAL OWNER                    SHARES        OPTIONS       PERCENT(1)
     ----------------                    ---------     ---------     ----------

     J. Clifford Hudson(2)                349,673       112,451        3.6%
     Kenneth L. Keymer(3)                  11,500         6,667            (4)
     Michael R. Shumsky(5)                  5,000        46,673            (4)
     Pattye Moore(6)                        4,907        54,939            (4)
     Ronald L. Matlock(7)                   8,062         6,667            (4)
     Dennis H. Clark(8)                   215,758        10,000        1.8%
     Leonard Lieberman                        369        15,000            (4)
     H. E. Rainbolt                        15,000        10,000            (4)
     Frank E. Richardson                  318,723        15,000        2.6%
     Robert M. Rosenberg                   21,000        15,000            (4)
     E. Dean Werries                       13,300         2,000            (4)
     Directors and executive officers
      as a group (20 persons)(9)          974,438       436,673       10.6%

--------------------

     (1) Pursuant to Rule 13(d)(3), the Company includes the shares of common stock underlying the Currently Exercisable Options as outstanding for the purposes of computing the percentage ownership of the person or group holding those options but not for the purposes of computing the percentage ownership of any other person.

     (2) The amount shown includes (a) 184,392 shares of common stock held by Mr. Hudson in trust for himself, (b) 148,321 shares of common stock held by Mr. Hudson's wife in trust for herself (of which Mr. Hudson disclaims beneficial ownership), (c) 10,960 shares of common stock held by Mr. Hudson in trust for his two minor children (of which Mr. Hudson disclaims beneficial ownership), and (d) 6,000 shares of restricted common stock subject to not vesting if the Company fails to achieve either $213,926,000 in revenues or $1.81 in earnings per share during the current fiscal year.

     (3) The amount shown includes 10,000 shares of restricted common stock subject to not vesting. One-half of the shares of restricted stock will not vest annually if the Company fails to achieve either of the following goals during either of the following fiscal years:

          Fiscal Year           Revenues         Earnings Per Share
          -----------           --------         ------------------

          1998                $213,926,000             $1.81
          1999                $256,711,000             $2.17

     (4) The amount represents less than 1% of the Company's outstanding shares of common stock.

     (5) The amount shown includes 5,000 shares of restricted common stock subject to not vesting if the Company fails to achieve either $213,926,000 in total revenues or $1.81 in earnings per share during the current fiscal year.

     (6) The amount shown includes (a) 512 shares of common stock held for Ms. Moore in the Company's 401(k) plan and (b) 4,000 shares of restricted common stock subject to not vesting if the Company fails to achieve either
$213,926,000 in total revenues or $1.81 in earnings per share during the current fiscal year.

     (7) The amount shown includes (a) 62 shares of common stock held for Mr. Matlock in the Company's 401(k) plan and (b) 8,000 shares of restricted common stock subject to not vesting. One-half of the shares of restricted stock will not vest annually if the Company fails to achieve either of the following goals during either of the following fiscal years:

          Fiscal Year           Revenues         Earnings Per Share
          -----------           --------         ------------------

          1998                $213,926,000             $1.81
          1999                $256,711,000             $2.17

     (8) The amount shown includes 45,010 shares of common stock owned by Mr. Clark's wife.

     (9) The amount includes (a) 595 shares of common stock held for certain executive officers in the Company's 401(k) plan and (b) 830 shares of common stock held for certain executive officers in the Company's stock purchase plan.

     CHANGES IN CONTROL. The Company knows of no arrangements (including the pledge by any person of securities of the Company), the operation of which may result at a subsequent date in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases two parcels of real estate, upon which it operates two Company-owned restaurants, from Plains Realty Corp. ("Plains"), a corporation owned in part by J. Clifford Hudson, President, Chief Executive Officer, and a director of the Company, and Dennis H. Clark, a director of the Company. The Company is leasing both parcels pursuant to 15-year leases entered into in 1988 and 1989. One of the leases expires in June of 2004 and the other in June of 2005. During the last fiscal year, the Company paid Plains a total of $84,000 in rent pursuant to those two leases. The Company believes that the terms and conditions of the leases are no less favorable than those it could have obtained from third parties in arm's length transactions.

     In March of 1994, the Company entered into an agreement with Dennis H. Clark, a director of the Company and then President of Sonic Restaurants, Inc., relating to his leaving the Company's employment and returning to his previous career as a Sonic franchisee. Under his employment agreement, Mr. Clark had the right to receive an amount equal to 12 months' salary and to purchase six Sonic drive-in restaurants in Monroe, Louisiana. In exchange for Mr. Clark's foregoing those rights, the Company sold its interest in two Sonic drive-in restaurants to Mr. Clark and provided him with the financing necessary to purchase the interests pursuant to two promissory notes, having terms of 10 and 15 years, each at 7% interest, and secured by Mr. Clark's interest in the restaurants. Pursuant to the new agreement, the Company also issued an area development agreement to Mr. Clark for the city of Plano, Texas, and a portion of the southwest corner of Collin County, Texas, calling for the development of seven restaurants over five years and the waiver of the initial franchise fee for three of those restaurants. The Company also committed to assist Mr. Clark with obtaining financing for up to six Sonic drive-in restaurants upon terms comparable to those which the Company could obtain. Pursuant to that agreement, the Company has entered into asset repurchase agreements with the lender relating to approximately $4.2 million of financing for the development of six Sonic drive-in restaurants. Those agreements obligate the Company to purchase the collateral securing the financing at their fair market value in the event of a default under the terms of the financing documents. The collateral consists of 70,016 shares of common stock of the Company and the real estate and operating assets of the Sonic drive-in restaurants. As of August 31, 1997, the outstanding principal balance of the financing covered by the asset repurchase agreements equaled approximately $3.6 million. The outstanding principal balance of the secured loans made to Mr. Clark by the Company as of August 31, 1997, equaled approximately $510,000.

     H. E. Rainbolt, a director of the Company, is Chairman of the Board and a principal stockholder of BancFirst Corp., the holding company of BancFirst of Oklahoma City. BancFirst is a participant in the Company's $80 million revolving line of credit. During the last fiscal year, the largest amount outstanding under that line of credit was approximately $37 million, in which BancFirst participated in approximately $4.6 million.

     In connection with Kenneth L. Keymer's employment with the Company as President of Sonic Industries Inc. in August of 1996, the Company guaranteed a loan to Mr. Keymer in the amount of $517,000 from Bank One Trust Company, N.A. Mr. Keymer used the proceeds of that loan to purchase a home in the Oklahoma City metropolitan area pending the sale of his previous residence in Memphis, Tennessee. Mr. Keymer paid the accrued interest on that loan on a monthly basis and paid the entire principal amount in June of 1997.

SECTION 16 COMPLIANCE

     Based upon a review of the original and amended Forms 3 and 4 furnished to the Company during its last fiscal year and the original and amended Forms 5 furnished to the Company with regard to its last fiscal year, the Company does not know of any person who failed to file on a timely basis any reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

                    SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, based on the recommendation of the Audit Committee, has re-appointed the firm of Ernst & Young LLP, independent auditors, as the Company's auditors for the fiscal year ending August 31, 1998, subject to the approval and ratification by the stockholders. Ernst & Young LLP has served as the Company's auditors since 1984. The Company expects one or more representatives of Ernst & Young LLP to attend the annual meeting in order to respond to any appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND RATIFICATION OF THE RE-APPOINTMENT OF ERNST & YOUNG LLP.

                              OTHER MATTERS

     The Board of Directors knows of no other matters which may come before the annual meeting. If any other business properly comes before the meeting, the persons named in the proxy will vote with respect to that matter in accordance with their best judgment.

                       ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH STOCKHOLDER SOLICITED TO VOTE AT THE ANNUAL MEETING, ON THE WRITTEN REQUEST OF THE STOCKHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED AUGUST 31, 1997, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. EACH WRITTEN REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING. STOCKHOLDERS SHOULD DIRECT THE WRITTEN REQUEST TO THE COMPANY TO RONALD L. MATLOCK, SECRETARY, 101 PARK AVENUE, OKLAHOMA CITY, OKLAHOMA 73102.

                                     PROXY

                             FOR THE ANNUAL MEETING
                             OF THE STOCKHOLDERS OF

                                   SONIC CORP.

          THE BOARD OF DIRECTORS OF SONIC CORP. IS SOLICITING THIS PROXY

     The undersigned hereby appoints Ronald L. Matlock and W. Scott McLain, and each of them, the undersigned's proxy, with full power of substitution, to attend the annual meeting of the stockholders of Sonic Corp. (the "Company") on Tuesday, January 27, 1998, at 3:00 p.m., in the Sunnyside Room of The Harvey Hotel near Dallas/Fort Worth Airport at 4545 West John Carpenter Freeway in Irving, Texas, and at any adjournment of that meeting, and to vote the undersigned's shares of common stock as designated below.

(1)  Election of Directors

     __   For All Nominees Listed Below (Except as marked to the contrary below)
     __   Withhold Authority to Vote for All Nominees Listed Below

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THE NOMINEE'S NAME BELOW.)

     J. Clifford Hudson      Robert M. Rosenberg

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE ABOVE-NAMED NOMINEES.

(2)  Approval and Ratification of the Selection of Independent Auditors.

          ____ For       ____ Against        ____ Abstain

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS.

(3) Any other matter properly coming before the meeting, upon which the persons named above will vote for or against, in their sole discretion, or upon which the persons named above will abstain from voting, in their sole discretion.

          ____ To Grant Authority      ____  To Withhold Authority

     THE PERSONS NAMED ABOVE WILL VOTE THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY CARD IN ACCORDANCE WITH THE SPECIFICATIONS MADE IN ITEMS 1, 2 AND 3. IF THE UNDERSIGNED MAKES NO SPECIFICATION, THE PERSONS NAMED ABOVE WILL VOTE THE SHARES IN FAVOR OF ITEMS 1 AND 2 AND WILL VOTE THE SHARES AS IF THE UNDERSIGNED HAD GRANTED THE AUTHORITY IN ITEM 3.

     Please sign exactly as your name appears below, date and return this proxy card promptly, using the self-addressed, prepaid envelope enclosed for your convenience. Please correct your address before returning this proxy card. Persons signing in a fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. If joint tenants, both persons should sign.

                             --------------------------------------------------
                             Name of Stockholder (Please Print)

                             --------------------------------------------------
                             New Address (Street, City, State, Zip Code)

                             --------------------------------------------------
                             Signature and Title

                             --------------------------------------------------
                             Signature and Title

                             --------------------------------------------------
                             Date